Exhibit 10.2

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

LICENSE AGREEMENT

This License Agreement (“Agreement”) is between The Rockefeller University, a New York nonprofit corporation, with offices located at 1230 York Avenue, New York, NY 10021 (“Rockefeller”), and Celidex Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Company”), having a place of business at 519 Route 173W, Bloomsbury, New Jersey 08804.

This Agreement will become effective November 1, 2005 (“Effective Date”).

BACKGROUND

A.                                   Rockefeller owns certain intellectual property developed by Dr. Michel Nussenzweig, an Investigator of the Howard Hughes Medical Institute (“HHMI”) at Rockefeller, and Dr. Ralph Steinman an investigator at Rockefeller, relating to the human [ **** ] receptor (collectively, Dr. Nussenzweig and Dr. Steinman are the “Inventors”) and,

B.                                     Rockefeller, by assignment from the Inventors and HHMI owns applications for United States letters patent listed in Attachment 1 to this Agreement and foreign counterparts relating to the intellectual property as described above; and,

C.                                     Company desires to obtain a license to use and exploit the Patent Rights (as defined below), in accordance with a Development Plan to be provided (“Development Plan”); and,

D.                                    Rockefeller has determined that the exploitation of Patent Rights is in the best interest of Rockefeller and is consistent with its educational and research missions and goals; and,

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

1.                                      DEFINITIONS

1.1                                 Affiliate means, any legal entity directly or indirectly controlling, controlled by or under common control with Company.  For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.2                                 Calendar Quarter means each three-month period, or any portion thereof (if applicable), beginning on January 1, April 1, July 1 and October 1 of each calendar year.

1.3                                 Commercially Reasonable Efforts means, with respect to a Licensed Product, efforts and resources similar to those employed by Company to develop, manufacture or market a product of similar market potential at a similar stage in its product life, taking into account for example the establishment of the Licensed Product in the marketplace, the competitiveness of alternative products, the likely proprietary position of the Licensed Product, the likelihood of regulatory approval for the Licensed Product, the potential profitability of the Licensed Product and Company’s resources available.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product.

1.4                                 Development Plan means a plan for the development and/or marketing of the Patent Rights, Technical Information, and Biological Materials that demonstrates Company’s capability to bring the Patent Rights, Technical Information, and Biological Materials to practical application.  Such Development Plan, as appropriate, shall include:

1.4.1                        development activities to be undertaken, including proposed dates of completion of all major milestones to develop and commercialize Licensed Products;

1.4.2                        a list of regulatory approvals anticipated to be required for commercial launch of such Licensed Products, including the nature of submissions and government agencies involved in pre-market clearance;

1.4.3                        a list of current competitors of Company with respect to the development of antibody-based therapeutic products, including, if known, competitors’ plans for further development of competing technologies;

1.4.4                        anticipated date of first sale of Licensed Products.

1.5                                 Fair Market Value means the cash consideration which Company or its sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.6                                 Field of Use means use of Licensed Products and Patent Rights for diagnostic and/or therapeutic purposes in humans.

1.7                                 Improvements means Biological Materials and Technical Information that are described and claimed in the Patent Rights and that are developed in the laboratory of Dr. Steinman during the sponsorship of research by Company covered by a separate agreement, if any.

1.8                                 “Net Sales” shall mean [ **** ].

1.9                                 Sale means any bona fide transaction for which consideration is received from a third party, other than an Affiliate or sublicensee of Company, for the sale, use, lease, transfer or other disposition of Licensed Product(s).  A Sale of Licensed Product(s) shall be deemed completed at the time Company or its Affiliate or sublicensee invoices, ships, or receives payment for such Licensed Product(s), whichever occurs first.  A “Sale” shall not include transfers or dispositions of Licensed Products for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

1.10                           Biological Materials means all biological materials listed on Attachment 2 relating to the [ **** ] Antigen that have been generated or developed by Rockefeller prior to the Effective Date of the License Agreement and any materials within Improvements, which shall, from time to time be added to Attachment 2.

1.11                           Licensed Product(s) means products which are made, made for, used or sold by Company and any Affiliate or sublicensees and which:  (1) in the absence of this Agreement would infringe at least one issued claim of Patent Rights or (2) use a process or machine covered by an issued claim of Patent Rights or (3) incorporate, at least in part, any Biological Materials or have been made, made for, used or sold by Company making use of Technical Information.

1.12                           Patent Rights means all patents issuing from those patent applications listed in Attachment I, and their foreign counterparts and extensions, including continuations, divisionals, continuations-in-part to the extent that the claims are directed to subject matter described in the above-referenced patent applications and are entitled to the priority date of the patent applications listed in Attachment 1, and re-issue applications.

1.13                           Technical Information means know-how, procedures, techniques, and the like known to the Inventors prior to the Effective Date of this Agreement, or later developed under a sponsored research or collaboration agreement between the parties, if any, which are reasonably required or necessary to use the Patent Rights.  For clarification purposes, Technical Information shall not mean information that is in the public domain.

2.                                      LICENSE GRANT

2.1                                 Rockefeller grants to Company for the term of this Agreement, in each case with the right to sublicense, (i) an exclusive (subject only to Section 2.2), worldwide license under the-Patent Rights to research, develop, make, have made, use, import, sell, and offer for sale Licensed Products in the Field of Use, (ii) an exclusive, worldwide license under the Biological Materials and Technical Information to develop, make, have made, use, import, sell, and offer for sale Licensed Products in the Field of Use, and (iii) a non-exclusive, worldwide license under the Biological Materials and Technical Information, to research Licensed Products in the Field of Use. No other rights or licenses are granted.

2.2                                 This license grant for Patent Rights is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the Patent Rights for educational and research purposes.  Further, Rockefeller may use and grant to other non-profit organizations a non-exclusive license, without the right to sublicense, to use the Technical Information and Biological Materials solely for internal research purposes.  In addition, Company acknowledges that Rockefeller has granted HHMI a paid-up, non-exclusive, irrevocable license to use the Patent Rights, Biological Materials, and Technical Information for HHMI’s research purposes, but with no right to sublicense.

2.3                                 Company acknowledges that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency.  Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States.  This license grant is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4                                 The right to sublicense granted to Company under this Agreement is subject to the following conditions:

2.4.1                        In each such sublicense, Company must provide that the sublicensee shall not further sublicense without the prior written consent of Rockefeller, which consent shall not be unreasonably withheld, and must require that the sublicensee is subject to the terms and conditions of the license granted to Company under this Agreement, including, without limitation, each sublicensee’s undertaking of an indemnification obligation identical to that of Section 8.2 below, except to change “Company” where it appears to the name of the relevant sublicensee, and an insurance undertaking identical to that of Section 8.3 below, except to change “Company” where it appears to the name of the relevant sublicensee, and the amount of insurance may be adjusted with Rockefeller’s written consent.

2.4.2                        Within thirty (30) days after Company enters into any sublicense, Company must send to Rockefeller a complete copy of the sublicense, written in the English language.  Rockefeller’s receipt of the sublicense shall not constitute an approval of the sublicense or a waiver of any of Rockefeller’s rights or Company’s obligations under this Agreement.

2.4.3                        If Company enters bankruptcy proceedings, voluntarily or involuntarily, all payments then or thereafter due to Company from its sublicensees under this Agreement shall upon notice from Rockefeller to Company and any such sublicensee become owed directly to Rockefeller for the account of Company, except to the extent that the amount of such payments exceed the amounts owed by Company to Rockefeller.

2.4.4                        Even if Company enters into sublicenses, Company remains primarily liable to Rockefeller for all of Company’s duties and obligations contained in this Agreement, and any act or omission of a sublicensee which would be a breach of this Agreement if performed by Company shall be deemed to be a breach by Company of this Agreement.

2.5                                 The parties acknowledge that parallel and/or complimentary work using Patent Rights, Biological Materials and Technical Information maybe performed under a grant from the Foundation for the National Institutes of Health (“FNIH”) Grand Challenges in Global Health Initiative.  This grant requires that innovations, products, and information are owned and managed for the purpose of facilitating (i) the access to affordable health solutions for the benefit of people most in need within the developing world, and (ii) the broad availability of data and information to the scientific community.  Company will cooperate with Rockefeller to achieve those goals if necessary. Company agrees to negotiate in good faith to grant the rights to use the Patent Rights, Biological Materials and Technical Information upon commercially reasonable terms for the benefit of the developing world to facilitate access to the FNIH-supported inventions arising from the project consistent with FNIH’s charitable objective.

3.                                      FEES, ROYALTIES, AND MILESTONES

3.1                                 LICENSE FEES, ROYALTIES, AND MILESTONES

3.1.1                        In partial consideration of the licenses granted to Company, Company must pay to Rockefeller a non-refundable license initiation fee of [ **** ].

3.1.2                        In further consideration of the licenses granted to Company, Company must pay to Rockefeller within [ **** ] of the issuance by the United States Patent and Trademark Office of the first patent included within the Patent Rights, a non-refundable license fee of [ **** ].

3.1.3                        In further consideration of the licenses granted to Company, Company must pay to Rockefeller a royalty on aggregate annual worldwide Net Sales of all antibody-based Licensed Products sold by Company, its sublicensees its agents, employees and/or independent contractors, including any distributors, according to the following schedule:

	Annual Net Sales	Royalty Rate
Portion of Annual Net Sales	[****]	[****]
Portion of Annual Net Sales	[****]	[****]
Portion of Annual Net Sales	[****]	[****]

3.1.4                        In further consideration of the licenses granted to Company, Company must pay to Rockefeller a royalty on annual worldwide Net Sales, on a product-by-product basis, of all non-antibody based Licensed Products sold by Company, its sublicensees, its agents, employees and/or independent contractors, including any distributors, according to the following schedule:

	Annual Net Sales	Royalty Rate
Portion of Annual Net Sales	[****]	[****]
Portion of Annual Net Sales	[****]	[****]

3.1.5                        Subject to Section 3.1.6, if a Licensed Product is an antibody, antibody fragment, or part thereof, and Company is required to pay royalties thereon to a third party, these royalty rates will be reduced subject to the following conditions:  Company will use commercially reasonable efforts to have the third party royalties reduced by the same proportion Rockefeller rate is reduced, and in no event will the royalty rate payable to Rockefeller be reduced below [ **** ]. For the avoidance of doubt, “commercially reasonable efforts”, as used in this Section 3.1.5, shall be deemed not to require any payment of money or other financial consideration by Company to any third party.

3.1.6                        Further, in the event that at any time after the first Sale of a Licensed Product in a country, the sale of such Licensed Products is not covered by an issued claim within the Patent Rights in such country (such time period, the “ Royalty Uncovered Period”), then during such Royalty Uncovered Period, Company shall owe to Rockefeller a royalty of [ **** ] on Net Sales of the Licensed Product in such country rather than the amounts set forth in Section 3.1.3 and Section 3.1.4, as applicable; provided, however, that in the event a claim in a Patent

Right later issues which covers the sale of such Licensed Product in such country, then the royalties owed on Net Sales of such Licensed Product in such country pursuant to Section 3.1.3 and Section 3.1.4, as applicable, shall commence again as of the date of such claim issuance in such country.

3.1.7                        Company must pay Rockefeller a percentage of any sublicense initiation fee or any other non-royalty sublicensee payments (other than milestone payments in amounts which correspond to the amounts payable by Company to Rockefeller pursuant to Section 3.1.8) received by Company from sublicensees of Patent Rights, Biological Materials and Technical Information, to the extent that such payments relate to Licensed Products, including:

3.1.7.1                                       [ **** ]; and

3.1.7.2                                       [ **** ]; and

3.1.7.3                                       [ **** ]; and

3.1.7.4                                       [ **** ]; equity payable to Rockefeller hereunder will be distributed in accordance with HHMI’s Statement of Policy Concerning the Receipt of Royalties in the Form of Securities, presently available at httpi/www.hhmi.org/pdf5131902.pdf.

Sublicense fees are to be paid according to the following schedule of years following the Effective Date:

Up until one (1) year	[****] of such payments
Between one (l) and three (3) years	[****] of such payments
Three (3) years and thereafter	[****] of such payments

3.1.8                        Company must pay to Rockefeller milestone payments upon achievement of each of the following milestone events for each Licensed Product. Payments may be [ **** ], in accordance with Section 3.1.7.4 above, by mutual agreement of Rockefeller and Company.

Milestone	1st Licensed Product	2nd Licensed Product	3rd and Subsequent Licensed Products
Upon treating 1st patient in a Phase I Clinical Trial	$[****]	$[****]	$[****]
Upon treating 1st patient in a Phase II Clinical Trial	$[****]	$[****]	$[****]
Upon treating 1st patient in a Phase III Clinical Trial	$[****]	$[****]	$[****]
Upon approval of a New Drug Application (NDA)	$[****]	$[****]	$[****]

3.1.9                        In the event that the Licensed Product, at the time of achieving a milestone event as described in the table above this Section 3.1.9, is not covered by an issued claim within the Patent Rights in the United States (such time period, the “Milestone Uncovered Period”), then during such Milestone Uncovered Period, with respect to any Licensed Product, Company shall owe to Rockefeller the milestone payments set forth in the table below in this Section 3.1.9 for 3rd and Subsequent Licensed Products, provided, however, that in the event a claim in a Patent Right later issues which covers such Licensed Product in the United States, then Company shall retroactively pay to Rockefeller the difference between the previously paid milestone payment with respect to the applicable Licensed Product and the milestone payments that would have been otherwise owed with respect to such Licensed Product (that is, as a 1st Licensed Product or a 2nd Licensed Product) pursuant to the table above this Section 3.1.9.

3.2                                 DILIGENCE AND MAINTENANCE FEES

3.2.1                        Company must provide Rockefeller a Development Plan within ninety (90) days after the Effective Date.

3.2.2                        Company, its Affiliates and sublicensees must use Commercially Reasonable Efforts to develop, commercialize, and market Licensed Products in accordance with the Development Plan.

3.2.3                        Company must provide Rockefeller six months after the Effective Date and semiannually thereafter, written progress reports, setting forth in such detail as Rockefeller may reasonably request, with regard to Company’s efforts to develop and commercialize Licensed Products, including the activities by Company, its subsidiaries, sublicensees, business partners and independent contractors, in each case related thereto.  Company shall also notify Rockefeller within thirty (30) days after the first Sale of each Licensed Product.

3.2.4                        Subject to Section 3.2.5, Company agrees to commit Company resources to the development and commercialization of antibody-based Licensed Products in amounts not less than the amounts set forth in the following schedule:

Year One (1)	$[****]
Year Two (2)	$[****]
Year Three (3)	$[****]
Year Four (4)	$[****]
Year Five (5) and each year thereafter until submission by Company of an NDA	$[****]

3.2.5                        In the event that Rockefeller is given an offer by an entity to license the Patent Rights to develop and commercialize a product in the fields of allergy and autoimmune diseases (excluding toxin-conjugate containing products) Company will, within one hundred eighty (180) days, either (i) offer a sublicense under the Patent Rights to such entity on reasonable commercial terms, (ii) present an acceptable development plan to Rockefeller to pursue development of products in the fields of allergy and autoimmune diseases, or (iii) return the rights to develop products in the fields of allergy and autoimmune diseases to Rockefeller.

3.2.6                        Company recognizes that Rockefeller has an interest in providing for the development and commercialization of therapeutic products that make use of the Patent Rights.  Company therefore agrees that in the event that Company makes the election described in clause (i) of Section 3.2.5 above, Company will consider in good faith any reasonable request by a third party to enter into a sublicense under the Patent Rights or other business relationship with Company relating to the development and/or commercialization of products in the fields of allergy and autoimmune diseases that may require the use of Patent Rights.  Company will negotiate in good faith to consummate such sublicenses and/or business relationship(s) on terms that are commercially reasonable.

3.3                                 REPORTS AND RECORDS

3.3.1                        Prior to the first Sale of a Licensed Product, Company must deliver to Rockefeller within forty-five (45) days after the end of each Calendar Year a report (“Development Plan Progress Report”), setting forth the current stage of development of Licensed Products, including, without limitation:

3.3.1.1                                       Date of Development Plan Progress Report and time covered by such report.

3.3.1.2                                       Major research and commercialization activities completed by Company and/or third parties since the most recent Development Plan Progress Report.

3.3.1.3                                       Significant research and development projects currently being performed by Company and/or third parties at the time Development Plan Progress Report is submitted and projected date of completion.

3.3.1.4                                       Significant development activities to be undertaken by Company and/or third parties during the next Calendar Year.

3.3.1.5                                       Significant changes to the Development Plan and previous Development Plan Progress Reports submitted to Rockefeller, including the reasons for the changes and future variables that may cause additional changes.

3.3.1.6                                       Dates of all reports made available to shareholders during the reporting period, including 10-K and 10-Q filings made to the United States Securities and Exchange Commission.

3.3.2                        Subsequent to the first Sale of a Licensed Product, Company must deliver to Rockefeller within forty-five (45) days after the end of each Calendar Quarter a report, certified by the chief financial officer of Company, setting forth the calculation of the royalties due to Rockefeller for such Calendar Quarter, including, without limitation:

3.3.2.1                                       Number of Licensed Products involved in Sales, listed by country.

3.3.2.2                                       Gross consideration for Sales of Licensed Products, including all amounts invoiced, billed, or received.

3.3.2.3                                       Qualifying costs, as defined in Section 1.8, listed by category of cost. 3.3.2.4 Net Sales of Licensed Products listed by country.

3.3.2.4                                       Royalties owed to Rockefeller, listed by category, including without limitation earned, sublicensee-derived, and minimum royalty categories.

3.3.3                        Company must pay the royalties due under Sections 3.1 within forty-five (45) days following the last day of the Calendar Quarter in which the royalties accrue.  Company must send with the royalties the report described in Section 3.3.1.

3.3.4                        Company must maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable under this Agreement to be verified.  The records for each Calendar Quarter must be maintained for three years after the submission of each report under Article 3.  Upon reasonable prior notice to Company, Company must provide Rockefeller with access to all books and records relating to the Sales of Licensed Products by Company and its sublicensees to conduct a review or audit of those books and records. Access to Company’s books and records must be available at least once each Calendar Year, during normal business hours, and for each of three years after the expiration or termination of this Agreement, solely, however, to the extent necessary for the purpose of verifying the accuracy and basis of Company’s payments and compliance with this Agreement.  Any such inspection shall be at Rockefeller’s expense; provided that if such inspection reveals that Company has underpaid royalties by five percent (5%) or more, Company must pay the costs and expenses of Rockefeller and its accountants in connection with such review or audit.  The Company will provide Rockefeller with the Company’s Revenue Recognition policy as approved by the Company’s Independent Registered Public Accounting Firm to comply with all Securities and Exchange Commission (“SEC”) and Financial Accounting Standards Board (“FASB”) guidelines.

3.4                                 CURRENCY, PLACE OF PAYMENT, INTEREST

3.4.1                        All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Rockefeller under this Agreement must be made in United States dollars by check payable to “The Rockefeller University” or wire transfer to an account provided by Rockefeller.  If Company receives revenues from Sales of Licensed Products in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter.

3.4.2                        Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

4.                                      CONFIDENTIALITY

4.1                                 Confidential Information means and includes (a) all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that Rockefeller identifies as confidential or proprietary at the time it is delivered or communicated to Company (“Rockefeller Confidential Information”) and (b) all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that Company identifies as confidential or proprietary at the time it is delivered or communicated to Rockefeller, the Development Plan, the reports required in Sections 3.2.3 and 3.3, the terms of this Agreement, the identities of any sublicensees, and the terms of any sublicense agreement (the “Company Confidential Information”).

4.2                                 Company agrees to maintain in confidence and not to disclose to any third party any Rockefeller Confidential Information.  Company agrees to ensure that its employees have access to Rockefeller Confidential Information only on a need-to-know basis and are obligated in writing to abide by Company’s obligations under this Agreement.  Rockefeller shall not be obligated to accept any confidential information from Company except for the Company Confidential Information.  Rockefeller shall use best efforts not to disclose Company Confidential Information to any third party and shall disclose Company Confidential Information only to those employees and third parties that have a need to know such Company Confidential Information, except Rockefeller may share the terms of this Agreement or any sublicense agreement with HHMI in confidence.  Rockefeller bears no institutional responsibility for maintaining the confidentiality of any other information of Company.

4.3                                 The obligations set forth in Section 4.2 shall not apply to:

4.3.1                        information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records of the receiving party;

4.3.2                        information disclosed to the receiving party by a third party that has a right to make such disclosure;

4.3.3                        information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right; or

4.3.4                        information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that the receiving party must use best efforts to obtain confidential treatment of such information by the agency or court.

5.                                      TERM AND TERMINATION

5.1                                 This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the later of (a) expiration of the last to expire or become abandoned of the Patent Rights; or (b) ten (10) years after the first commercial sale of the first Licensed Product, whichever is later; provided, however, that notwithstanding clause (b) of this Section 5.1, in no event shall the Agreement terminate more than five (5) years after the expiration of the last to expire or become abandoned of the Patent Rights.  Thereafter, Company shall have a fully paid, worldwide, royalty-free, perpetual, non-exclusive license under the Technical Information and Biological Materials to make, use, sell, offer for sale and import Licensed Products.

5.2                                 Company may, upon sixty (60) days written notice to Rockefeller, terminate this Agreement by doing all of the following:

5.2.1                        ceasing to make, have made, use, import, sell and offer for sale all Licensed Products; and

5.2.2                        terminating all sublicenses, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale all Licensed Products, or, at the option of Rockefeller, assigning such sublicenses to Rockefeller; and

5.2.3                        paying all monies owed to Rockefeller at the date of termination under this Agreement.

5.3                                 Rockefeller may terminate this Agreement if any of the following occur:

5.3.1                        Company is more than sixty (60) days late in paying to Rockefeller royalties, expenses, or any other monies due under this Agreement and Company does not immediately pay Rockefeller in full within fifteen (15) days of demand; or

5.3.2                        Company enters bankruptcy proceedings, voluntarily or involuntarily; or

5.3.3                        Company breaches this Agreement and does not cure the breach within sixty (60) days after written notice of the breach.

5.4                                 If Company enters bankruptcy proceedings, voluntarily or involuntarily, all duties of Rockefeller and all rights (but not duties) of Company under this Agreement immediately terminate without the necessity of any action being taken either by Rockefeller or by Company.

5.5                                 Upon termination of this Agreement pursuant to Sections 5.2 or 5.3 above, Company must, at Rockefeller’s request, return all Rockefeller Confidential Information, Biological Materials and Technical Information.

5.6                                 Company’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement.  In addition, the provisions of Articles 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of Names and Article 10 - Additional Provisions shall survive such termination.

6.                                      PATENT MAINTENANCE AND REIMBURSEMENT

6.1                                 Company shall prosecute and maintain the patent applications related to the Patent Rights, using a law firm acceptable to Rockefeller, which acceptance shall not be unreasonably withheld, conditioned or delayed. Rockefeller shall participate in all decisions related to the Patent Rights.  Company will be responsible for the payment of all charges and fees invoiced by such law firm. In the event that the terms of Section 3.2.6 apply and a third party has a license with respect to certain fields of Licensed Products, then the total amount of such charges and fees shall be pro-rated between Company and such third party.

6.2                                 Company shall reimburse Rockefeller for all patent and licensing expenses incurred before the Effective Date of the Agreement within 30 days after the Effective Date of the Agreement, which expenses are set forth on Attachment 3 of this Agreement.

7.                                      INFRINGEMENT AND LITIGATION

7.1                                 Rockefeller and Company are responsible for notifying each other promptly of any infringement of Patent Rights which may come to their attention.  Rockefeller and Company shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2                                 Company may prosecute such infringement at its own expense.  Company must not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Rockefeller or grants any rights to the Technical Information, Biological Materials or the Patent Rights, without Rockefeller’s prior written permission, which permission shall not be unreasonably withheld or delayed.  Financial recoveries from any such litigation will first be applied to reimburse Company for its litigation expenditures with additional recoveries being paid to Company, subject to a royalty due Rockefeller based on the provisions of Article 3.

7.3                                 Company’s rights under Section 7.2 are subject to the continuing right of Rockefeller to intervene at Rockefeller’s own expense and join Company in any claim or suit for infringement of the Patent Rights.  If Rockefeller joins in such suit, any consideration received by Company in settlement of any claim or suit shall be shared between Rockefeller and Company in proportion with their share of the litigation expenses in such infringement action.

7.4                                 If Company fails to prosecute any infringement, Rockefeller may prosecute such infringement at their own expense.  In such event, financial recoveries will be entirely retained by Rockefeller.

7.5                                 In any action to enforce any of the Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

8.                                      DISCLAIMER OF WARRANTIES; INDEMNIFICATION

8.1                                 THE PATENT RIGHTS, TECHNICAL INFORMATION, BIOLOGICAL MATERIALS, LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND ROCKEFELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, ROCKEFELLER MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY; (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) THAT THE USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, BIOLOGICAL MATERIALS, LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF

OTHERS. ROCKEFELLER SHALL NOT BE LIABLE TO COMPANY, COMPANY’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO:  ANY CLAIM ARISING FROM COMPANY’S USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, BIOLOGICAL MATERIALS, LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

8.2                                 Rockefeller and HHMI, and their respective trustees, officers, employees, and agents (collectively, “Indemnitees”), will be indemnified, defended by counsel acceptable to Rockefeller and HHMI, and held harmless by Company from and against any and all claims, liabilities, costs, expenses, damages, deficiencies, losses, or obligations, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense)(collectively, “Claims”), based upon, arising out of, or otherwise relating to:  (a) the development, use, manufacture, promotion, sale or other disposition of any Technical Information, Patent Rights, Biological Materials, or Licensed Products by Company, its Affiliates, assignees, sublicensees, agents, distributors, vendors or other third parties; (b) any breach by Company of this Agreement or any breach by a sublicensee of a sublicense; and (c) the enforcement by an Indemnitee of this Section, except, in each case, (i) with respect to Rockefeller as Indemnitee(s), to the extent that such liability is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of Rockefeller, and (ii) with respect to HHMI, or an HHMI trustee, officer, employee or agent (each an “HHMI Indemnitee”), as Indemnitee, where such liability is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of HHMI Indemnitees.  Without limiting the foregoing, Company must defend, indemnify and hold harmless the Indemnitees from and against any Claims resulting from:

8.2.1                        any product liability or other claim of any kind related to the use by a third party of a Licensed Product that was manufactured, sold or otherwise disposed by Company, its Affiliates, assignees, sublicensees, agents, distributors, vendors or other third parties;

8.2.2                        a claim by a third party that the Technical Information, Biological Materials or Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

8.2.3                        clinical trials or studies conducted by or on behalf of Company, its Affiliates, assignees, sublicensees, distributors, agents, vendors or other parties with which it is in contract, relating to the Technical Information, Biological Materials, Patent Rights or Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

8.3                                 Company is not permitted to settle or compromise any claim or action giving rise to Claims of Rockefeller or its Indenmitees in a manner that imposes any restrictions or obligations on Indemnitees or grants any rights to the Technical Information, Biological Materials, Patent Rights or Licensed Products without Rockefeller’s prior written consent, not to be unreasonably withheld or delayed.  If Company fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, Indemnitees may assume the defense of such claim or action for the account and at the risk of Company, and any liabilities related thereto shall be conclusively deemed a liability of Company.

8.3.1                        Company agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

8.3.2                        The indemnification rights of Indemmitees contained herein are in addition to all other rights which such Indemnitees may have at law or in equity or otherwise.

8.4                                 INSURANCE

8.4.1                        Company shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of Company’s performance of this Agreement.

8.4.2                        Company shall, upon commencement of clinical trials involving Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of Company’s performance of this Agreement.

8.4.3                        The policy or policies of insurance described in this Section 8.4 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Rockefeller and HHMI as additional insured with respect to Company’s performance of this Agreement.  Upon the written request of Rockefeller, Company shall provide Rockefeller with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that Company’s insurance carrier(s) notify Rockefeller in writing at least 30 days prior to cancellation or material change in coverage.

8.4.4                        Rockefeller may periodically review the adequacy of the minimum limits of liability insurance specified in this Section and Rockefeller reserves the right to require Company to adjust the liability insurance coverages.  The specified minimum insurance amounts do not constitute a limitation on Company’s obligation to indemnify Rockefeller and HHMI under this Agreement.

9.                                      USE OF NAMES

Except as may be required by law or as may be required to be disclosed in Company’s filings with the United States Securities and Exchange Commission, neither Company nor any sublicensee will use directly or by implication the name of Rockefeller or HHMI, or the name of any member of the faculty, staff, trustees, directors, officers and employees of Rockefeller or

HHMI, without the prior written approval of Rockefeller and/or HHMI and the individual involved. Except as may be required by law, Rockefeller will not use directly or by implication the name of Company, or the name of any member of the staff, trustees, directors, officers and employees of Company, without the prior written approval of Company and the individual involved.  Rockefeller and Company agree to discuss in good faith the disclosure by Rockefeller that Company is a licensee prior to such disclosure.  Rockefeller and Company may repeat such disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed.

10.                               ADDITIONAL PROVISIONS

10.1                           Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Rockefeller and Company, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2                           Company is not permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law, without the prior written consent of Rockefeller; provided, however, that Company may assign this Agreement, with notice to Rockefeller but without Rockefeller’s consent, (a) to its Affiliates, and (b) to an entity that acquires all or substantially all of the business or assets of Company, whether by merger, reorganization, acquisition, sale or otherwise; provided further, that any such Assignee set forth in clause (b) shall affirm to Rockefeller in writing its assumption of all of the obligations of Company hereunder prior to any such assignment.  Any prohibited assignment of this Agreement or the rights hereunder shall be null and void.  No assignment shall relieve Company of responsibility for the performance of any accrued obligations which it has prior to such assignment.

10.3                           A waiver by either party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

10.4                           Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date sent if sent by public courier (e.g. Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for Rockefeller:

The Rockefeller University

Office of Technology Transfer

502 Founders Hall

1230 York Avenue

New York, NY  10021-6399

Attention:  Associate Vice President Spliceomix, Inc.

If for Company:

Celldex Therapeutics, Inc.

519 Route 173W

Bloomsbury, NJ  08804

Fax: 908-479-2401

Attn:  Chief Financial Officer

Either party may change its official address upon written notice to the other party.

10.5                           This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions.  In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the New York State with respect to any and all disputes concerning the subject of this Agreement.

10.6                           Company shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

10.7                           Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement.  Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export or deemed export of technical data, computer software, laboratory prototypes, materials, and other commodities, articles and information, including without limitation the International Traffic in Arms Regulations (“ITAR”), the U.S. Commerce Department’s Export Control Regulations (“EAR”), and U.S. trade sanctions and embargoes administered by the Office of Foreign Assets Control (“OFAC”) at the U.S. Department of the Treasury.  The transfer of any of the foregoing to a foreign country, or to a foreign citizen in the United States, may require a license from the relevant agency of the United States Government and/or written assurances by Company that Company shall not export any of the foregoing to certain foreign countries, or to foreign citizens in the United States, without prior approval of such agency. Rockefeller does not represent that a license is not required nor that, if required, it will issue.

10.8                           HHMI is not a party to this Agreement and has no liability to any licensee, any sublicensee, or user of any technology covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

Any modification of this Agreement must be in writing and signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

THE ROCKEFELLER UNIVERSITY		CELLDEX THERAPEUTICS, INC.

By:	/s/ Frederick Bohen	By:	/s/ Anthony S. Marucci

Name:	Frederick M. Bohen	Name:	Anthony S. Marucci

Title:	Executive Vice President	Title:	V.P. & Chief Financial Officer

Date:	October 31st, 2005	Date:	November 4, 2005

ATTACHMENT 1

Patent Rights

US Patent application 08/381,528, filed on Jan 31, 1995

US Patent application 09/586,704, filed on Jun 05, 2000 (CON of 08/381,528)

US Patent application 09/925,284, filed on Aug 09, 2001 (CIP of 09/586,704)

US Patent application 10/800,023, filed on March 12, 2004 (CIP of 09/925,284)

ATTACHMENT 2
Biological Materials

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ATTACHMENT 3
PATENT COSTS

Invoices received prior to 10/31/05 for US applications - $91,287.55